BlackRock Enhanced Equity Dividend Trust
File No. 811-21784
Item No. 77M (Mergers) -- Attachment

During the six month period ending December 31, 2014, BlackRock
Enhanced Equity Dividend Trust (the "Registrant" or "BDJ") acquired substantially all of the assets and assumed substantially all of the liabilities of BlackRock Dividend
Income Trust ("BQY") (File No. 811-21522) in a merger transaction (the "Reorganization").

The Board of Trustees of the Registrant and BQY unanimously approved the Reorganization and the proposals to effectuate such Reorganization, including an Agreement and Plan of Reorganization and the issuance of additional common shares, as applicable.

The shareholders of BQY approved an Agreement and Plan of Reorganization between BQY and the Registrant (the "Agreement"), the termination of BQY's registration under the Investment
Company Act of 1940 (the "1940 Act") and the dissolution of BQY under Delaware law.

On August 5, 2014, in connection with the Reorganization, the Registrant filed a Preliminary Registration Statement on Form N-
14 (File No. 333-197863) (the "N-14 Registration Statement").

The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of BQY.

Pre-effective Amendment No. 1 to the N-14 Registration Statement was filed on September 17, 2014 followed by a filing on Form 497 on September 24, 2014.

The N-14 Registration Statement as so amended was declared effective by the Commission on September 23, 2014.

The post-effective Amendment No. 1 to the N-14 Registration
Statement was filed on December 8, 2014.

BQY dissolved and terminated its existence in the State of Delaware on December 8, 2014.

BQY filed an application for deregistration under the 1940 Act on Form N-8F on December 29, 2014.

In the Reorganization, the Registrant acquired substantially all of the assets and liabilities of BQY in a merger transaction, pursuant to the Agreement, in a tax-free transaction in exchange for an equal aggregate value of newly-issued common shares of the Registrant. Common shareholders of BQY received an amount of BDJ common shares equal to the aggregate net asset value of their holdings of BQY common shares, respectively, as determined at the close of business on December 5, 2014. Fractional shares of the Registrant were not issued in the Reorganization and consequently cash were distributed for any such fractional amounts.

The Reorganization was accomplished by a tax-free exchange of shares of BDJ in the following amounts and at the following conversion ratios:

Target Fund
BQY

Shares Prior to Reorganization
6,033,028

Conversion Ratio
1.57393059

Shares of BDJ
9,495,566